CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$18,521,150	$2,385.52

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated January 29, 2014
To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-190038

$18,521,150 Barclays Bank PLC Trigger Return Optimization Securities

Linked to the EURO STOXX 50® Index due January 31, 2017

Investment Description

Trigger Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of the EURO STOXX 50® Index (the “Underlying Index”). If the Index Return is positive, the Issuer will repay the principal amount of the Securities at maturity plus pay a return equal to the Multiplier of 1.5 multiplied by the Index Return, up to the Maximum Gain, which is equal to 49.66%. If the Index Return is zero or negative and the Index Ending Level is equal to or greater than the Trigger Level (75% of the Index Starting Level), the Issuer will repay the principal amount of the Securities at maturity. However, if the Index Ending Level is less than the Trigger Level, you will be exposed to the full decline in the Underlying Index and the Issuer will repay less than the full principal amount of the Securities, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential: At maturity, the Securities enhance any positive returns of the Underlying Index, up to the Maximum Gain. If the Index Return is negative, investors may be exposed to the full decline in the Underlying Index at maturity.
❑	Contingent Repayment of Principal at Maturity: If the Index Return is zero or negative and the Index Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the principal amount at maturity. However, if the Index Ending Level is less than the Trigger Level, meaning the Index Return is less than -25%, the Issuer will repay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the negative Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates

Trade Date: January 29, 2014
Settlement Date: January 31, 2014
Final Valuation Date[1]: January 25, 2017
Maturity Date[1]: January 31, 2017

[1]	Subject to postponement in the event of a market disruption event as described under “Reference Assets — Indices — Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. Notwithstanding anything to the contrary in the accompanying Prospectus Supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8, “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering

We are offering Trigger Return Optimization Securities linked to the EURO STOXX 50® Index. The return on the Securities is subject to the predetermined Maximum Gain and the corresponding maximum payment at maturity per $10.00 Security. The Securities are offered at a minimum investment of 100 Securities at the Initial Issue Price described below.

Underlying Index	Maximum Gain	Maximum Payment at Maturity per $10 Security	Index Starting Level	Trigger Level	CUSIP/ISIN
Securities linked to the EURO STOXX 50® Index (SX5E)	49.66%	$14.97	3,011.45	2,258.59, which is 75% of the Index Starting Level	06742K204/US06742K2042

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement dated July 19, 2013 and this pricing supplement.

We may use this pricing supplement in the initial sale of the Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10	$0.25	$9.75
Total	$18,521,150	$463,028.75	$18,058,121.25
[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is $9.562 per Security. The estimated value is less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm
t	Prospectus supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm
t	Index Supplement dated July 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Trigger Return Optimization Securities linked to the EURO STOXX 50® Index that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 8 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

PS-2

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment, and you are willing to make an investment that may have the same downside market risk as the Underlying Index.
t	You believe the Underlying Index will appreciate over the term of the Securities and that any such appreciation is unlikely to exceed the Maximum Gain set forth on the cover of this pricing supplement.
t	You understand and accept that your potential return is limited by the Maximum Gain, and you are willing to invest in the Securities based on the Maximum Gain specified on the cover hereof.
t	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the stocks included in the Underlying Index.
t	You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
t	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities, including any repayment of principal.
t	You seek an investment with returns based on the performance of companies in the Eurozone.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You require an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate the loss of some or all of your initial investment and are not willing to make an investment that may have the same downside market risk as the Underlying Index.
t	You believe that the Underlying Index will depreciate over the term of the Securities and the Index Ending Level is likely to be below the Trigger Level, or you believe the Underlying Index will appreciate over the term of the Securities by more than the Maximum Gain.
t	You seek an investment that has unlimited return potential without a cap on appreciation, or you are unwilling to invest in the Securities based on the Maximum Gain specified on the cover hereof.
t	You seek current income from this investment, or you would prefer to receive any dividends paid on the stocks included in the Underlying Index.
t	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.
t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.
t	You do not seek an investment with returns based on the performance of companies in the Eurozone.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement, the ‘’Risk Factors’’ beginning on page S-6 of the prospectus supplement and the “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities.

PS-3

Final Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Security.
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	3 years
Reference Asset:[2]	The Securities are linked to the EURO STOXX 50® Index (the “Underlying Index”).

Payment at Maturity (per $10.00):	•	If the Index Return is positive, the Issuer will repay the principal amount plus pay a return equal to the Index Return multiplied by the Multiplier, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:
$10 + [$10 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain]
	•	If the Index Return is zero or negative and the Index Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.
	•	If the Index Return is negative and the Index Ending Level is less than the Trigger Level, meaning the Index Return is less than -25%, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the depreciation of the Underlying Index over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:
$10 + [$10 × Index Return]
If the Index Ending Level is below the Trigger Level, your principal is fully exposed to any decline in the Underlying Index and you will lose some or all of the principal amount of the Securities at maturity.

Multiplier:	1.5
Maximum Gain:	49.66%
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	3,011.45, which is the closing level of the Underlying Index on the Trade Date.
Index Ending Level:	The closing level of the Underlying Index on the Final Valuation Date.
Trigger Level:	2,258.59, which is 75% of the Index Starting Level.
1	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the reference asset, see “Reference Assets — Indices — Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

PS-4

Hypothetical Return Table and Examples at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of Securities, with the assumptions set forth below. The actual Index Starting Level and resulting Trigger Level are based on the closing level of the Underlying Index and are as described under “Final Terms” and on the cover page of this pricing supplement. The actual Index Ending Level will be determined as the closing level of the Underlying Index the Final Valuation Date. For historical data regarding the actual closing level of the Underlying Index, please see the historical information set forth under the section titled “EURO STOXX 50® Index” below. Numbers appearing in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities.

Term:	3 years
Index Starting Level:	3,000.00
Trigger Level:	2,250.00 (75% of the hypothetical Index Starting Level)
Maximum Gain:	49.66%
Multiplier:	1.5

			Total Return on the
			Securities at Maturity
			per $10.00
Index Ending Level	Index Return[1]	Payment at Maturity	Issue Price[2]
6,000.00	100.00%	$14.97	49.66%
5,700.00	90.00%	$14.97	49.66%
5,400.00	80.00%	$14.97	49.66%
5,100.00	70.00%	$14.97	49.66%
4,800.00	60.00%	$14.97	49.66%
4,500.00	50.00%	$14.97	49.66%
4,200.00	40.00%	$14.97	49.66%
3,993.30	33.11%	$14.97	49.66%
3,600.00	20.00%	$13.00	30.00%
3,300.00	10.00%	$11.50	15.00%
3,150.00	5.00%	$10.75	7.50%
3,000.00	0.00%	$10.00	0.00%
2,850.00	-5.00%	$10.00	0.00%
2,700.00	-10.00%	$10.00	0.00%
2,400.00	-20.00%	$10.00	0.00%
2,250.00	-25.00%	$10.00	0.00%
2,100.00	-30.00%	$7.00	-30.00%
1,800.00	-40.00%	$6.00	-40.00%
1,500.00	-50.00%	$5.00	-50.00%
1,200.00	-60.00%	$4.00	-60.00%
900.00	-70.00%	$3.00	-70.00%
600.00	-80.00%	$2.00	-80.00%
300.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	0.00	-100.00%

[1]	The Index Return excludes any cash dividend payments.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

Example 1 – The closing level of the Underlying Index increases 5.00% from the Index Starting Level of 3,000.00 to an Index Ending Level of 3,150.00, resulting in an Index Return of 5.00%.

Because the Index Return of 5.00% is positive and such Index Return multiplied by 1.5 is less than the Maximum Gain of 49.66%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain]

$10+ [$10 × 5.00% × 1.5] = $10 + $0.75 = $10.75

The payment at maturity of $10.75 per $10 principal amount Security represents a return on the principal amount of 7.50%.

PS-5

Example 2 – The closing level of the Underlying Index increases 40.00% from the Index Starting Level of 3,000.00 to an Index Ending Level of 4,200.00, resulting in an Index Return of 40.00%.

Because the Index Return of 40.00% is positive and such Index Return multiplied by 1.5 is greater than the Maximum Gain of 49.66%, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × the lesser of (a) Index Return × Multiplier and (b) the Maximum Gain]

$10+ [$10 × 49.66%] = $10 + $4.97 = $14.97

The payment at maturity of $14.97 per $10 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 49.66%.

Example 3 – The closing level of the Underlying Index decreases 5.00% from the Index Starting Level of 3,000.00 to an Index Ending Level of 2,850.00, resulting in an Index Return of -5.00%.

Because the Index Return is negative and the Index Ending Level is equal to or greater than the Trigger Level, the Issuer will repay the full principal amount at maturity of $10.00 per $10 principal amount Security.

The payment at maturity of $10.00 per $10 principal amount Security represents a return on the principal amount of 0.00%.

Example 4 – The closing level of the Underlying Index decreases 40.00% from the Index Starting Level of 3,000.00 to an Index Ending Level of 1,800.00, resulting in an Index Return of -40.00%.

Because the Index Return is negative and the Index Ending Level is less than the Trigger Level, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Index Return]

$10 + [$10 × -40.00%] = $10 + -$4.00 = $6.00

The payment at maturity of $6.00 per $10 principal amount Security represents a loss on the principal amount of 40%, which is equal to the Index Return of -40.00%.

If the Index Ending Level is below the Trigger Level, at maturity the Issuer will pay less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the full depreciation of the Underlying Index from the Trade Date to the Final Valuation Date.

PS-6

What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled derivative contract with respect to the Underlying Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations — Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks — Taxes”, in this pricing supplement.

PS-7

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Index or the component stocks of the Underlying Index. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement and the index supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

t	You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Index Ending Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Index Ending Level is below the Trigger Level, meaning the Index Return is less than -25%, you will be exposed to the full negative Index Return and the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of the principal amount that is proportionate to the depreciation of the Underlying Index from the Trade Date to the Final Valuation Date. Accordingly, if the Index Ending Level has declined by more than 25% from the Index Starting Level over the term of the Securities, you risk losing 100% of your principal.
t	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this pricing supplement only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the level of the Underlying Index is above the Trigger Level. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.
t	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the Multiplier times the Underlying Index’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain on the principal amount from the Issuer only if you hold your Securities to maturity.
t	Your Maximum Return on the Securities Is Limited by the Maximum Gain — If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Underlying Index, which may be significant. We refer to this percentage as the Maximum Gain, which is equal to 49.66%. Therefore, you will not benefit from any positive Index Return in excess of an amount that, when multiplied by the Multiplier, exceeds the Maximum Gain, and your return on the Securities may be less than the return on a direct investment in the Underlying Index or its underlying components.
t	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	Owning the Securities is Not the Same as Owning the Stocks Comprising the Index — The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.
t	No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Underlying Index from the Trade Date to the Final Valuation Date.
t	Dealer Incentives — We, the Agents and affiliates of the Agents may act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., may derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.
t	Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
t	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying
PS-8

prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

t	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying Index.
t	Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates in the stocks composing the Underlying Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Index may adversely affect the market value of the stocks comprising the Underlying Index, the level of the Underlying Index, and, therefore, the market value of the Securities.
t	The Payment at Maturity on Your Securities is Not Based on the Level of the Underlying Index at Any Time Other than the Final Valuation Date — The Index Ending Level and the Index Return will be based solely on the closing level of the Underlying Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Underlying Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Underlying Index at a time prior to such drop. Although the level of the Underlying Index on the maturity date or at other times during the life of your Securities may be higher than the level of the Underlying Index on the Final Valuation Date, you will not benefit from the level of the Underlying Index at any time other than the Final Valuation Date.
t	The Estimated Value of Your Securities Might Be Lower If Such Estimated Value Were Based on the Levels at which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.
t	The Estimated Value of Your Securities is Lower than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is lower than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
t	The Estimated Value of the Securities is Based on Our Internal Pricing Models, which May Prove to be Inaccurate and may be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
t	The Estimated Value of Your Securities is not a Prediction of the Prices at which You May Sell Your Securities in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower than the Initial Issue Price of Your Securities and may be Lower than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.
PS-9

t	The Temporary Price at which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, may not be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-2 for further information.
t	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.
t	The Index Return will not be Adjusted for Changes in Exchange Rates Relative to the U.S. dollar Even Though the Stocks Included in the EURO STOXX 50® Index are Traded in a Foreign Currency and the Securities are Denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment with respect to the Securities.
t	Non-U.S. Securities Markets Risks — The stocks included in the EURO STOXX 50® Index are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the index constituent stocks of the EURO STOXX 50® Index are issued by companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the EURO STOXX 50® Index and, consequently, on the value of the Securities.
t	Many Economic and Market Factors Will Affect the Value of the Securities — In addition to the level of the Underlying Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the expected volatility of the Underlying Index;
t	the time to maturity of the Securities;
t	the market price and dividend rate on the component stocks of the Underlying Index;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory or judicial events;
t	supply and demand for the Securities; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
PS-10

EURO STOXX 50® Index

The EURO STOXX 50® Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The EURO STOXX 50® Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50® Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

The information on the EURO STOXX 50® Index provided in this pricing supplement should be read together with the discussion under the heading “Non-Proprietary Indices — Equity Indices — EURO STOXX 50® Index” in the index supplement.

Historical Information

The following graph sets forth the historical performance of the EURO STOXX 50® Index based on the daily closing levels of the EURO STOXX 50® Index from January 2, 2008 through January 29, 2014. The closing level of the EURO STOXX 50® Index on January 29, 2014 was 3,011.45.

We obtained the closing levels of the EURO STOXX 50® Index below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on any day during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS-11

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price is be indicated on the cover of this pricing supplement that is available in connection with the sale of the Securities.

ADDITIONAL INFORMATION

If the underlying reference asset to which the Securities are linked (the “Reference Asset”) is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Securities, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”). Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps. The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position. You should consult with your own legal advisers regarding any investment in the Securities, as you may need to consider your investment in the Securities for purposes of compliance with the EU Short Selling Regulation.

PS-12